FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 20, 2016	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES STRONG 2016 SECOND QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, July 20, 2016 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter ended June 30, 2016.
Parke Bancorp reported net income available to common shareholders of $8.3 million, or $1.22 per common share and $0.97 per diluted common share, for the quarter ended June 30, 2016. This compares to net income available to common shareholders of $2.2 million, or $0.33 per common share and $0.29 per diluted common share, for the quarter ended June 30, 2015, an increase in net income of 275.5%. Net income available to common shareholders year-to-date was $10.7 million or $1.26 per diluted common share, compared to $4.4 million, or $0.57 per diluted common share, for the six months ended June 30, 2015, an increase in net income of 141.1%.
During the quarter, Parke Bank completed the sale of its SBA related assets, including SBA loans and guaranteed servicing rights to Berkshire Bank. The pre-tax gain to Parke Bank was $9.3 million.
The following is a recap of other significant items that impacted the second quarter of 2016 compared to the same quarter last year:  an increase of $538,000 in interest income, primarily attributable to higher loan volumes, partially offset by an increase of $240,000 in interest expense due to higher deposit volumes; a $300,000 increase in the provision for loan losses due to higher loan volumes, and a $267,000 decrease in noninterest expense primarily attributable to the sale of our SBA business.
At June 30, 2016, Parke Bancorp's total assets had increased to $924.5 million from $885.1 million at December 31, 2015, an increase of $39.4 million, or 4.4%, primarily due to an increase in loans and cash received from the sale of our SBA assets.
Parke Bancorp's total investment securities portfolio decreased to $42.3 million at June 30, 2016 from $44.7 million at December 31, 2015, a decrease of $2.4 million or 5.4%.
Parke Bancorp's total loans increased to $783.4 million at June 30, 2016 from $758.5 million at December 31, 2015, an increase of $24.9 million or 3.3%. This growth is over and above the $41.3 million in SBA loans sold during the quarter.
At June 30, 2016, Parke Bancorp had $11.5 million in nonperforming loans representing 1.47% of total loans, a decrease of $2.1 million or 15.4% from $13.6 million at December 31, 2015. OREO at June 30, 2016 was $12.8 million, compared to $16.6 million at December 31, 2015 a substantial decrease of 22.9%. The largest remaining property is a condominium development in Absecon, NJ, recorded at $4.9 million for which we continue to make progress in reducing our exposure. Nonperforming assets (consisting of nonperforming loans and OREO) represented 2.6% of total assets at June 30, 2016 as compared to 3.4% of total assets at December 31, 2015. Loans past due 30 to 89 days were $592,000 at June 30, 2016, a decrease of $640,000 or 51.9% from December 31, 2015.
At June 30, 2016, Parke Bancorp's allowance for loan losses was $14.2 million, as compared to $16.1 million at December 31, 2015. The decrease was primarily related to the sale of the SBA portfolio. The ratio of allowance for loan losses to total loans was 1.8% at June 30, 2016 and 2.1% at December 31, 2015. The ratio of allowance for loan losses to non-performing loans improved to 122.9% at June 30, 2016, compared to 119.0%, at December 31, 2015.
At June 30, 2016, Parke Bancorp's total deposits were $712.8 million, up from $665.2 million at December 31, 2015, an increase of $47.6 million or 7.2%.
Parke Bancorp's total borrowings decreased to $83.1 million at June 30, 2016 from $98.1 million at December 31, 2015, a decrease of $15.0 million or 15.3%.
Total shareholders' equity increased to $122.1 million at June 30, 2016 from $112.0 million at December 31, 2015, an increase of $10.1 million or 9.0%.
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"We took advantage of a unique opportunity to sell our SBA 7(a) assets. The sale of these assets produced over a $9 million profit. We believe that this sale greatly enhanced our shareholder value. We continue to provide very important SBA loans in support of the small businesses in our communities however. We are also excited about the upcoming grand opening of our new Collingswood, NJ full service branch. This branch will combine the latest technology with a fully staffed branch that provides the personal service that we take great pride in providing to our customers. We are also on track to open a new Philadelphia Chinatown full service branch this year. We are confident that the opening of these two new branches will greatly enhance our franchise value. A strong improvement of our asset quality combined with strong earnings supported an excellent 2nd quarter."

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the NASDAQ Capital Market under the symbol "PKBK".
This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market and in new markets; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	June 30, 2016	December 31, 2015	% Change
	(in thousands)
Total Assets	$924,490	$885,124	4.4%
Cash and cash equivalents	52,633	27,429	91.9%
Investment securities	42,342	44,748	-5.4%
Loans, net of unearned income	783,388	758,501	3.3%
Deposits	712,795	665,210	7.2%
Borrowings	83,053	98,053	-15.3%
Total shareholders' equity	122,174	112,040	9.0%

Operating Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Return on average assets	3.74%	1.17%	2.47%	1.20%
Return on average common equity	33.51%	10.31%	22.05%	10.46%
Interest rate spread	3.85%	4.02%	3.93%	4.06%
Net interest margin	3.99%	4.14%	4.06%	4.17%
Efficiency ratio (current periods exclude the gain on sale of SBA assets)	46.59%	45.72%	44.42%	46.20%

Asset Quality Data
	June 30, 2016	December 31, 2015
	(in thousands)
Allowance for loan losses	$14,165	$16,136
Allowance for loan losses to total loans	1.81%	2.13%
Non-accrual loans	$11,522	$13,559
OREO	$12,815	$16,629

Statements of Income Data
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)
	$ 10,471	$ 9,933	$ 20,812	$ 19,332
Interest expense	1,714	1,474	3,303	2,818
Net interest income	8,757	8,459	17,509	16,514
Provision for loan losses	1,050	750	1,750	1,590
Net interest income after provision for loan losses	7,707	7,709	15,759	14,924
Non-interest income	10,158	854	11,331	2,111
Non-interest expense	3,991	4,258	8,681	8,605
Income before income taxes	13,874	4,305	18,409	8,430
Provision for income taxes	5,154	1,387	6,700	2,908
Net income attributable to Company and noncontrolling interests	8,720	2,918	11,709	5,522
Net income attributable to noncontrolling interests	(72)	(395)	(452)	(501)
Net income attributable to Company	8,648	2,523	11,257	5,021
Preferred stock dividend and discount	300	300	600	600
Net income available to common shareholders	8,348	2,223	10,657	4,421

Basic income per common share	1.22	0.33	1.56	0.67
Diluted income per common share	0.97	0.29	1.26	0.57

Weighted shares - basic	6,843,059	6,638,075	6,843,067	6,625,045
Weighted shares - diluted	8,960,501	8,753,081	8,956,376	8,734,523